File Pursuant to Rule 424(b)(5)
Registration Number: 333-113590
Prospectus Supplement
(To Prospectus dated April 27, 2004)
1,000,000 Shares
Giant Industries, Inc.
Common Stock

        Giant Industries, Inc. is offering 1,000,000 shares of common stock as described in this prospectus supplement.
      Our common stock is listed on the New York Stock Exchange under the symbol “GI.” The last reported sale price of our common stock on the New York Stock Exchange on September 12, 2005 was $56.09 per share.

       Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and page 2 of the accompanying prospectus.

	Per Share	Total

Offering price	$54.50	$54,500,000

Discounts and commissions to the underwriter	$2.22	$2,220,000

Offering proceeds to Giant Industries, Inc., before expenses	$52.28	$52,280,000

      In addition to the underwriting discount, the underwriter will receive a commission equivalent from investors in the amount of $0.05 for each share sold to the investors in the offering.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
      The underwriter expects to deliver the shares of common stock to investors on or about September 16, 2005.
Banc of America Securities LLC

September 13, 2005

     We have not, and the underwriter has not, authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus as if we or the underwriter had authorized it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

Prospectus Supplement
Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.
      If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
      In this prospectus supplement, unless otherwise noted or the context otherwise requires:

•	the terms “Giant,” “we,” “our” and “us” refer to Giant Industries, Inc. and its direct and indirect subsidiaries;

•	the phrase “Four Corners” or “Four Corners area” refers to the area of the southwestern United States where New Mexico, Arizona, Colorado and Utah join. The phrase “Four Corners refineries” refers to our Ciniza and Bloomfield refineries in New Mexico; and

•	information as to the Solomon complexity rating of our Yorktown refinery has been derived from the 2000 Solomon Associates Yorktown Performance Analysis Report.
WHERE YOU CAN FIND MORE INFORMATION
      This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or the “Commission,” under the Securities Act of 1933, or the “Securities Act.” Any statement contained in this prospectus supplement or the accompanying prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete, and in each instance reference is made to the copy of the document filed. We also file annual, quarterly and special reports, proxy statements and other information with the Commission pursuant to the Securities Exchange Act of 1934, or the “Exchange Act.” You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings also are available to the public over the Internet at the Commission’s web site at http://www.sec.gov.
      Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “GI.” You also may inspect and copy our reports, proxy statements and other information filed with the Commission at the New York Stock Exchange, 20 Broad Street, New York, New York.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are included throughout this prospectus supplement and the accompanying prospectus. These forward-looking statements are not historical facts, but only predictions, and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “could,” “plan,” “intend,” “may,” “project,” “predict,” “will” and terms and phrases of similar import. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors” as well as to other factors in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. The forward-looking statements included in this prospectus supplement and the accompanying prospectus are made only as of their respective dates and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. Actual results and trends in the future may differ materially depending on a variety of important factors.
      These important factors include the following:

•	the availability of crude oil and the adequacy and costs of raw material supplies generally;

•	our ability to negotiate new crude oil supply contracts;

•	our ability to successfully manage the liabilities, including environmental liabilities, that we assumed in the Yorktown acquisition;

•	our ability to obtain anticipated levels of indemnification associated with prior acquisitions and sales of assets;

•	competitive pressures from existing competitors and new entrants, and other actions that may impact our markets;

•	volatility in the difference, or spread, between market prices for refined products and crude oil and other feedstocks;

•	the risk that our operations will not remain competitive and realize acceptable sales volumes and margins in those markets where they currently do so;

•	our ability to adequately control capital and operating expenses;

•	the risk that we will be unable to draw on our lines of credit, secure additional financing, access the public debt or equity markets or sell sufficient assets if we are unable to fund anticipated capital expenditures from cash flow generated by operations;

•	the risk of increased costs resulting from employee matters, including increased employee benefit costs;

•	the adoption of new state, federal or tribal legislation or regulations; changes to existing legislation or regulations or their interpretation by regulators or the courts; regulatory or judicial findings, including penalties; as well as other future governmental actions that may affect our operations, including the impact of any further changes to government-mandated specifications for gasoline, diesel fuel and other petroleum products;

•	unplanned or extended shutdowns in refinery operations;

•	the risk that we will not remain in compliance with covenants, and other terms and conditions, contained in our notes and credit facility;

•	the risk that we will not be able to post satisfactory letters of credit;

•	general economic factors affecting our operations, markets, products, services and prices;

•	unexpected environmental remediation costs;

•	weather conditions affecting our operations or the areas in which our products are refined or marketed;

•	the risk that the high demand for our products following Hurricane Katrina, due in part to supply constraints resulting from the temporary cessation of operations at various Gulf Coast refineries, will not continue, that the cessation of operations at such refineries will last longer than expected, and that these supply disruptions could result in supply issues for our Phoenix Fuel and retail operations;

•	the risk that petroleum product price controls, investigations, legislation or other measures or actions will be adopted by jurisdictions in which we conduct business as a result of, among other things, Hurricane Katrina’s impact on the market;

•	the risk we will be found to have substantial liability in connection with existing or pending litigation;

•	the occurrence of events that cause losses for which we are not fully insured;

•	the risk that costs associated with environmental projects will be higher than currently estimated (including costs associated with the resolution of outstanding environmental matters, and costs associated with reducing the sulfur content of motor fuel) or that we will be unable to complete such projects (including motor fuel sulfur reduction projects) by applicable regulatory compliance deadlines;

•	the risk that we will be added as a defendant in additional MTBE lawsuits, and that we will incur substantial liabilities and substantial defense costs in connection with these suits;

•	the risk that tax authorities will challenge the positions that we have taken in preparing our tax returns;

•	the risk that changes in manufacturer promotional programs may adversely impact our retail operations;

•	the risk that the costs of testing the crude oil pipeline that we purchased from Texas-New Mexico Pipe Line Company during the third quarter of 2005, and the costs of placing it in service, will be considerably more than our current estimates;

•	the risk that the timetable for placing our new crude oil pipeline in service will be different than anticipated, or that it will not be possible to place the pipeline in service at all;

•	the risk that it will not be possible to obtain additional crude oil at cost effective prices to either fill our new crude oil pipeline or transport through the pipeline for processing at our Bloomfield and Ciniza refineries; and

•	other risks described elsewhere in this prospectus supplement or described from time to time in our other filings with the Commission.

PROSPECTUS SUPPLEMENT SUMMARY
      This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document, including the risk factors and the financial data and related notes, before making an investment decision.
Our Company
Overview
      We refine and sell petroleum products and operate service stations, including convenience stores. Our operations are divided into three strategic business units:

•	Refining Group. Our refining group operates our Ciniza and Bloomfield refineries in the Four Corners area of New Mexico and the Yorktown refinery in Virginia with a combined processing capacity of 104,500 barrels per day. It also operates a crude oil gathering pipeline system in New Mexico, two finished products distribution terminals, and a fleet of crude oil and finished product trucks. Our refining group sells its products to numerous wholesale distributors and retail chains.

•	Retail Group. As of June 30, 2005, our retail group operated 124 service stations in New Mexico, Arizona and Colorado. Our service stations include convenience stores or kiosks and sell various grades of gasoline, diesel fuel, general merchandise, including tobacco products, alcoholic and nonalcoholic beverages, and food products to the general public. Our refining group or Phoenix Fuel supplies the gasoline and diesel fuel that is sold by our retail group.

•	Phoenix Fuel. Phoenix Fuel distributes commercial wholesale petroleum products primarily in Arizona. Our Phoenix Fuel operations include several lubricant and bulk petroleum distribution plants, an unmanned fleet fueling operation, a bulk lubricant terminal facility, and a fleet of finished product and lubricant delivery trucks.
Refining Group
      Our refining group operates our Ciniza and Bloomfield refineries in the Four Corners area of New Mexico and the Yorktown refinery in Virginia. Our three refineries make various grades of gasoline, diesel fuel, and other products from crude oil, other feedstocks, and blending components. Our Yorktown refinery has a crude oil throughput capacity of 61,900 barrels per day and a Solomon complexity rating of 11.0. It can process a wide variety of crude oils, including certain lower quality crude oils, into high-value finished products, including both conventional and reformulated gasoline, as well as low- and high-sulfur diesel fuel and heating oil. We also can produce liquefied petroleum gases, fuel oil and anode grade petroleum coke. The refinery’s location on the York River, and its own deep-water port access, allows us to receive supply shipments from many different locations around the world and provides us the ability to transport finished products by barge. This flexibility gives us the opportunity to purchase economically attractive crude oil and to sell finished products in economically attractive markets.
      Our refining group operates the only active refineries in the Four Corners area. Our Ciniza refinery has a crude oil throughput capacity of 20,800 barrels per day and a total processing capacity including natural gas liquids of 26,000 barrels per day. Our Bloomfield refinery has a crude oil throughput capacity of 16,000 barrels per day and a total throughput capacity including natural gas liquids of 16,600 barrels per day. We operate the two refineries in an integrated fashion. We achieve efficiency gains and cost reductions by consolidating various administrative and operating functions. The Four Corners area is the primary market for the refined products and is also the primary source of crude oil and natural gas liquids supplies for both refineries. We believe the technical capabilities of these two refineries, together with the high quality of locally available feedstocks, enable us to produce a high percentage of high-value products. We believe that our Ciniza refinery has a Solomon complexity rating of 7.9 and that our Bloomfield refinery has a Solomon complexity rating of 6.7. Each barrel of raw materials processed by our Four Corners refineries has resulted in 90% or more of high-value finished products, including gasoline and diesel fuel during the past five years.
Retail Group
      At June 30, 2005, we operated 124 service stations. These service stations are located in New Mexico, Arizona, and Colorado.
      Many of our service stations are modern, high-volume self-service stations. Our service stations are augmented with convenience stores at most locations, which provide items such as general merchandise, tobacco products, alcoholic and nonalcoholic beverages, fast food, and automotive products. In addition, most locations offer services such as automated teller machines and free air and water. The convenience stores offer a mix of our own branded food service/delicatessen items and some of the stores offer nationally franchised products. Others have kiosks that offer limited merchandise, primarily tobacco products, but also candy and other snacks and some automotive products.
Phoenix Fuel
      Phoenix Fuel is a commercial wholesale petroleum products distributor selling diesel fuel, gasoline, jet fuel, kerosene, motor oil, hydraulic oil, gear oil, cutting oil, grease and various chemicals and solvents. As part of these operations, we have lubricant and bulk petroleum distribution plants, unmanned fleet fueling locations, a bulk lubricant terminal facility, and a fleet of finished product transports, finished product tankwagons and lubricant delivery trucks. These operations are located throughout Arizona, and we sell products primarily in Arizona and also in Colorado, Nevada, New Mexico and Texas. We also offer our customers a variety of related services, including fuel management systems, tank level monitoring, and automated dispatch. We sell under the trade names Phoenix Fuel, Firebird Fuel, Tucson Fuel, Mesa Fuel, and PFC Lubricants. Our principal customers are in the mining, construction, utility, manufacturing, transportation, aviation and agriculture industries. We purchase petroleum products for resale from other refiners and marketers and to a lesser extent from our refining group.
Recent Developments
      On July 12, 2005, we acquired 100% of the common shares of Dial Oil Co. (“Dial”). Dial is a wholesale distributor of gasoline, diesel and lubricants in the Four Corners area of the Southwest. Dial also owns and operates service stations/convenience stores. Dial’s assets include bulk petroleum distribution plants, cardlock fueling locations, and a fleet of truck transports.
      On August 1, 2005, we acquired an idle crude oil pipeline running from Jal, New Mexico to Bisti, New Mexico and related assets from Texas-New Mexico Pipe Line Company. This pipeline is connected to our existing pipeline network that directly supplies crude oil to the Bloomfield and Ciniza refineries. We are now testing the pipeline and taking other actions related to placing it in service. Unless currently unanticipated obstacles are encountered, we anticipate the pipeline will become operational in 12 to 18 months from the acquisition date.
      During the third quarter of 2005, we increased our budget for capital expenditures in 2005, excluding any potential acquisitions, from approximately $99 million to approximately $102 million, and then further increased our budget to approximately $110 million. The increases are primarily related to increased costs associated with work to be done at our refineries to comply with clean fuel regulations.

      We were incorporated in Delaware in 1989. Our principal executive offices are located at 23733 North Scottsdale Road, Scottsdale, Arizona 85255, and our telephone number is (480) 585-8888.

THE OFFERING

Issuer	Giant Industries, Inc.

Common stock offered by us	1,000,000 shares

Common stock outstanding immediately after this offering	14,424,847 shares, excluding treasury shares

Use of Proceeds	Giant, which recently completed two acquisitions using cash on hand, intends to use the net proceeds from its sale of common stock for general corporate purposes, including to test and take other actions required to place its newly acquired crude oil pipeline in service and for possible future acquisitions.

New York Stock Exchange Symbol	GI
      The number of shares of our common stock outstanding immediately after this offering is based on the number of shares of our common stock outstanding as of June 30, 2005. This number of shares excludes 3,751,980 shares held as treasury shares and 248,750 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $9.82 per share.
RISK FACTORS
      See the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement and page 2 of the accompanying prospectus for a discussion of certain factors you should consider carefully before deciding to invest in our common stock.

RISK FACTORS
      You should carefully consider the following risks and the risks set forth in the accompanying prospectus and all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing in our common stock.
Our common stock is sometimes thinly-traded and its price has been volatile.
      Although our common stock has been traded on the New York Stock Exchange since 1989, we cannot assure you that there will be an active trading market or adequate liquidity for our common stock. The trading volume of our common stock has historically been very low, and the trading price of our common stock has and may continue to fluctuate widely over short and long periods of time. Our common stock price may fluctuate in response to a number of events and factors, including:

•	quarterly or cyclical variations in financial results;

•	future announcements concerning our business;

•	changes in financial estimates and recommendations by securities analysts;

•	actions of competitors;

•	operating and stock price performance of companies that investors deem comparable to us;

•	prevailing interest rates;

•	changes in government regulation;

•	changes and developments affecting the petroleum industry;

•	general market conditions; and

•	natural disasters, terrorist attacks or acts of war.
This offering will increase the number of our outstanding shares, which may lower our earnings per share.
      We are offering 1,000,000 shares of our common stock. This is approximately 7.4% of our 13,424,847 shares outstanding as of June 30, 2005. This increase in the number of shares outstanding will decrease our earnings per share in the future unless earnings increase by a corresponding percentage. Any reduction in our earnings per share could result in a decrease in the market price of our common stock.
Shares eligible for future sale may harm our common stock price.
      Sales of substantial numbers of additional shares of our common stock or any shares of our preferred stock, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. Our certificate of incorporation provides that we have authority to issue 50,000,000 shares of common stock. On June 30, 2005, we had 17,176,827 shares of common stock issued, including 3,751,980 shares held as treasury stock and 13,424,847 shares outstanding. In addition, our certificate of incorporation provides that we have the authority to issue up to 10,000,000 shares of preferred stock. On June 30, 2005, we had no shares of preferred stock outstanding.
Provisions in our charter documents, Delaware law and Arizona law could make it more difficult to acquire us.
      Our certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions:

•	provide that directors may only be removed by the stockholders for cause;

•	limit the rights of stockholders to amend some provisions of our certificate of incorporation and bylaws;

•	eliminate the right of stockholders to call special meetings and to take action without a meeting;

•	limit the rights of stockholders to bring new business before special meetings; and

•	impose restrictions, including approval by the holders of 80% of the outstanding stock, on some business combinations.
      Under our certificate of incorporation, our board of directors may by resolution establish one or more series of preferred stock, having the number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the board without any stockholder approval. The rights, preferences, privileges and limitations that may be established could have the effect of impeding or discouraging the acquisition of control of Giant. For more information, see “Description of Capital Stock — Certificate of Incorporation and Bylaw Provisions.”
      In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder. For more information, see “Description of Capital Stock — Delaware Business Combination Act.”
      In addition, the Arizona anti-takeover statutes may discourage, delay or prevent a change in control by:

•	prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder;

•	limiting our ability to purchase stock from an interested stockholder; and

•	limiting the voting rights of the acquirer of control shares.
      For more information, see “Description of Capital Stock — Arizona Anti-Takeover Statutes.”
We do not intend to pay cash dividends on our common stock in the foreseeable future.
      Our board of directors suspended the payment of cash dividends on our common stock in the fourth quarter of 1998. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. The terms of our indentures govern our ability to pay cash dividends on our common stock. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay dividends on our common stock. For more information, see “Dividend Policy.”
Our issuance of preferred stock could adversely affect holders of our common stock.
      Our board of directors is authorized to issue shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any series of shares of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected. For more information, see “Description of Capital Stock — Preferred Stock.”

USE OF PROCEEDS
      Giant, which recently completed two acquisitions using cash on hand, intends to use the net proceeds of this offering, which are estimated to be approximately $52,050,000 after deducting estimated underwriting discounts and commissions and offering expenses, for general corporate purposes, including to test and take other actions required to place its newly acquired crude oil pipeline in service and for possible future acquisitions. Pending such uses, Giant may temporarily invest the net proceeds in short-term securities.
PRICE RANGE OF COMMON STOCK
      Our common stock is traded on the New York Stock Exchange under the symbol “GI.” The high and low sales prices per share for the periods indicated were as follows:

	High	Low

2003:
Third Quarter	$8.10	$5.57
Fourth Quarter	12.73	7.10
2004:
First Quarter	$25.44	$11.71
Second Quarter	22.16	15.37
Third Quarter	27.25	20.29
Fourth Quarter	28.98	22.00
2005:
First Quarter	$31.81	$23.54
Second Quarter	36.49	25.52
Third Quarter (through September 12, 2005)	59.50	35.90
      The most recent closing sale price of our common stock on the New York Stock Exchange is indicated on the front cover of this prospectus supplement. At the close of business on June 30, 2005, there were 214 holders of record of our common stock. We encourage you to obtain current market quotations for our common stock before deciding whether to purchase our common stock.
DIVIDEND POLICY
      Our board of directors suspended the payment of cash dividends on our common stock in the fourth quarter of 1998. At the present time, we have no plans to reinstate such dividends. Our board of directors will periodically review our policy regarding the payment of dividends. Any future dividends are subject to the results of our operations, declaration by the board of directors, and existing debt covenants. The indentures for our outstanding senior subordinated notes contain a number of covenants, one of which governs our ability to pay dividends.

DESCRIPTION OF CAPITAL STOCK
      The description below summarizes the more important terms of our capital stock. We have previously filed with the Commission copies of our certificate of incorporation and bylaws. See “Incorporation of Certain Documents by Reference.” You should refer to those documents for the complete terms of our capital stock.
Preferred Stock
      We are authorized to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were outstanding as of June 30, 2005.
      General. Our board of directors has the authority to issue preferred stock in one or more classes or series and to determine the designations, preferences, limitations and relative rights thereof, without any further action by the stockholders. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividends, whether dividends will be cumulative, and the dates on which dividends are payable;

•	the prices at which, and the terms and conditions on which, we may redeem the shares, if the shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which you may convert the shares of the series into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.
      The issuance of preferred stock, or the issuance of rights to purchase preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future.
Common Stock
      We are authorized to issue up to 50,000,000 shares of common stock, $0.01 par value per share. On June 30, 2005, we had 17,176,827 shares of common stock issued, including 3,751,980 shares held as treasury stock and 13,424,847 shares outstanding.
      Voting Rights. The holders of our common stock are entitled to one vote per share on each matter to be decided by the stockholders, subject to the rights of holders of any preferred stock that may be outstanding from time to time. There are no cumulative voting rights in the election of directors. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election.
      Dividend Rights and Limitations. Holders of common stock are entitled to receive dividends as may be declared by the board of directors in its discretion out of funds legally available for this purpose. We do not intend to declare cash dividends in the foreseeable future. We expect to retain earnings to finance the continuing development of our business. Future dividends, if any, will depend upon our financial condition, results of operations, capital requirements, compliance with debt covenants of existing indebtedness, as well as other factors considered relevant by our board of directors.
      Liquidation Rights. Upon liquidation, dissolution or winding up of our affairs, after payment of necessary expenses and all prior claims, including claims of holders of preferred stock, if any, holders of common stock are entitled to share ratably in our remaining assets available for distribution, if any.

      Miscellaneous. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The shares of common stock are not subject to any preemptive, subscription, redemption or conversion rights. Our board of directors has the power to issue shares of authorized but unissued common stock without further stockholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock.
Delaware Business Combination Act
      Section 203 of the Delaware General Corporation Law generally imposes a three-year moratorium on business combinations between a Delaware corporation and an “interested stockholder” (in general, a stockholder owning 15% or more of a corporation’s outstanding voting stock) or an affiliate or associate thereof unless:

•	prior to a stockholder becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in a stockholder becoming an interested stockholder;

•	upon consummation of the transaction resulting in a stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced, excluding from the calculation of outstanding shares any shares beneficially owned by directors who are also officers and certain employee stock plans; or

•	on or after a stockholder becomes an interested stockholder, the business combination is approved by the board of directors and the holders of at least two-thirds of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.
      The Delaware Business Combination Act applies to public companies incorporated in the State of Delaware unless the corporation expressly elects not to be governed by the Act in the manner prescribed in the Act. We have not made such an election and therefore are subject to the Delaware Business Combination Act.
Arizona Anti-Takeover Statutes
      General. Several provisions of the Arizona Revised Statutes limit transactions between “issuing public corporations” and their stockholders. “Issuing public corporations” are publicly-traded companies:

•	that are incorporated in the State of Arizona, or

•	whose principal place of business or principal executive offices are in Arizona, and

•	who have $1 million or more of assets in Arizona and more than 500 employees in Arizona.
      We meet the above criteria and are subject to the anti-takeover statutes because we have not to date made an election to opt out of the statutes.
      Business Combinations. Sections 10-2741 to 10-2743 of the Arizona Revised Statutes prohibit an issuing public corporation or one of its subsidiaries from engaging in “business combinations” with an “interested stockholder” (in general, a stockholder owning 10% or more of a corporation’s outstanding voting stock) or an affiliate or associate thereof for three years after the date the interested stockholder acquired the shares unless either the business combination or the interested stockholder’s acquisition is approved by a committee comprised of disinterested directors. Following the initial three-year period, business combinations with interested stockholders must:

•	be approved by the board of directors;

•	be approved by a majority of the outstanding shares entitled to vote on the matter; or

•	meet specified price and other requirements.
      Share Purchases. Section 10-2704 of the Arizona Revised Statutes prohibits an issuing public corporation from purchasing any shares of its voting stock from the beneficial owner (or group of beneficial owners acting together) of 5% or more of the outstanding stock at a price per share in excess of the average closing sale price during the 30 trading days preceding the purchase unless:

•	the 5% beneficial owner has beneficially owned the shares to be purchased for at least 3 years;

•	holders of a majority of the corporation’s voting power (excluding shares held by the 5% beneficial owner, its affiliates or associates or by any of its officers and directors) approve the purchase; or

•	the corporation makes the repurchase offer available to all holders of the class or series of securities to be purchased and to all holders of other securities convertible into that class or series.
      Control Share Acquisitions. Sections 10-2721 to 10-2727 of the Arizona Revised Statutes provides that control shares of an issuing public corporation acquired in a control share acquisition (as defined in the statute) do not have voting rights except with respect to the election of directors unless the control share acquisition is approved by a majority of the votes entitled to vote on the matter, excluding the stock held by the acquirer, its associates and affiliates and any director or officer of the corporation.
Certificate of Incorporation and Bylaw Provisions
      Some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by a stockholder.
      Classified Board of Directors. Our certificate of incorporation and bylaws provide for the board of directors to be divided into three classes of directors serving staggered, three-year terms. As a result, approximately one-third of our board of directors is elected each year. The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Giant because it would operate to delay the purchaser’s ability to obtain control of the board of directors in a relatively short period of time. The delay arises because under the classified board provision it generally will take two annual meetings of stockholders to elect a majority of the board of directors. Also, since neither Delaware law, the certificate of incorporation nor the bylaws requires cumulative voting, a purchaser of a block of our stock that is less than a majority of the outstanding shares will have no assurance of proportional representation on the board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of the board of directors from removing a majority of the board of directors for two years, unless they can show cause and obtain the requisite vote.
      Number of Directors; Removal; Filling Vacancies. Our certificate of incorporation and bylaws provide that our board of directors will consist of not less than three nor more than nine members, the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The board of directors, and not the stockholders, has the authority to determine the number of directors, and could prevent any stockholder from obtaining majority representation on the board of directors by enlarging the board of directors and by filling the new directorships with its own nominees. Moreover, our certificate of incorporation provides that directors may be removed by stockholders of Giant only for cause. This provision, when coupled with the provision authorizing only the board of directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies created by the removal with its own nominees. These removal provisions, which apply to every election of directors, could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Giant, even though such an attempt might be beneficial to Giant and its stockholders. Accordingly, stockholders could be deprived of opportunities to sell their stock at a temporarily higher market price.
      Special Meetings of Stockholders. Our certificate of incorporation provides that special meetings of stockholders may be called only by:

•	our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

•	the chairman of our board of directors; or

•	our president.
      Special meetings may not be called by the stockholders. This provision makes it more difficult for stockholders to take action opposed by the board of directors.
      Stockholder Action by Written Consent. Our certificate of incorporation provides that any action required or permitted to be taken by holders of our common stock must be taken at a duly called annual or special meeting of stockholders, and may not be taken by written consent of the stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of our certificate of incorporation prohibiting stockholder action by written consent would prevent the holders of a majority of the voting power of Giant from using the written consent procedure to take stockholder action and taking action by consent without giving all of our stockholders entitled to a vote on a proposed action the opportunity to participate in determining the proposed action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the chairman or the full board of directors by calling a special meeting of stockholders, prior to the time any of such persons believed such consideration to be appropriate.
      Special Voting Requirements for Certain Transactions. Our certificate of incorporation provides that any “business combination,” including any merger, consolidation, sale, joint venture, plan of liquidation or recapitalization, with an “interested stockholder” (in general, a stockholder owning or intending to own 10% or more of our outstanding voting stock) requires the affirmative vote of not less than 80% of the votes entitled to be cast by all stockholders, excluding any voting stock beneficially owned by the interested stockholder. This affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be required, by law or otherwise.
      The 80% vote requirement does not apply to a particular business combination, and that business combination requires only the affirmative vote, if any, required by law or otherwise, if the business combination is approved by a majority of the “continuing directors” (in general, directors not affiliated with the interested stockholder) or conditions are met regarding the amount and form of the consideration to be received by our stockholders in the business combination.
      Advance Notice Requirements for Stockholder Proposals. Our bylaws provide that stockholders seeking to bring business before an annual or special meeting of stockholders must provide timely notice in writing. To be timely, this notice must be received at our principal executive offices not less than 90 days nor more than 120 days before the meeting. If less than 100 days notice of the meeting is given to stockholders, then the notice of a stockholder’s proposal must be received not later than the 10th day following the date the notice of the meeting was mailed. A stockholder’s notice to the secretary must include:

•	a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and, in the event that the business includes a proposal to amend either the certificate of incorporation or the bylaws, the language of the proposed amendment;

•	the name and record address of the stockholder proposing the business;

•	the class and number of our shares beneficially owned by the stockholder; and

•	any material interest of the stockholder in the business.
      The provision requiring timely notice of stockholder business ensures both orderly meetings and an adequate opportunity for our board of directors to review business to be decided at stockholder meetings. This provision, however, will also preclude some stockholders from bringing matters before the stockholders and directors at an annual or special meeting.
      Amendment of Certain Provisions of the Certificate of Incorporation. Subject to Delaware law, our certificate of incorporation may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote, together with the affirmative vote of a majority of the outstanding shares of each class or series entitled to vote as a class or series in accordance with the Delaware law and our certificate of incorporation. The amendment, modification or repeal of provisions of our certificate of incorporation regarding:

•	the shares that we have the authority to issue;

•	the management of our business and the conduct of our affairs;

•	any proposed compromise or arrangement between us and our creditors;

•	certain proposed business combinations;

•	the authority of stockholders to act by written consent or to call special meetings; and

•	the amendment of certain provisions of our certificate of incorporation and the bylaws, requires the affirmative vote of the holders of at least 80% of the combined voting power of all of the securities entitled to vote generally in the election of directors. These voting requirements will make it more difficult for stockholders to make changes to our certificate of incorporation that would be designed to facilitate the exercise of control over Giant.
      Amendment to Certain Bylaw Provisions. Our bylaws may be amended or repealed at any meeting of the board of directors or of the stockholders, provided that notice of the proposed change was given in the notice of the meeting. The amendment, modification or repeal of provisions of the bylaws regarding:

•	the authority of stockholders to call special meetings;

•	the procedures by which stockholders may bring business before any meeting of stockholders;

•	the number and election of directors; and

•	the indemnification of officers and directors,
requires the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.
Anti-takeover Effects of the 401(k) Plan
      Our 401(k) plan could have an anti-takeover effect. As stated above, under Section 203 of the Delaware General Corporation Law, an interested stockholder is prohibited from engaging in a business combination with a target corporation unless, among other things, upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced. Moreover, Section 203 provides that, in determining whether the 85% condition has been satisfied, stock held by an employee plan such as the 401(k) plan will be excluded unless the plan provides that the plan participants have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer.
      As of June 30, 2005, our 401(k) plan held approximately 6.75% of our outstanding common stock, and provides that participants may direct the 401(k) trustees on a confidential basis as to whether the common stock held by the 401(k) plan with respect to their accounts will be tendered in a tender or exchange offer. Accordingly, the existence of the 401(k) plan will make it more difficult for an interested stockholder to obtain the requisite 85% without support of the 401(k) plan participants, but such support is not impossible to obtain.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is ComputerShare Trust Company, Inc.

UNDERWRITING
      We are offering the shares of common stock described in this prospectus supplement through Banc of America Securities LLC, as underwriter. We have entered into an underwriting agreement with Banc of America Securities LLC. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, 1,000,000 shares of common stock.
      The underwriting agreement is subject to a number of terms and conditions and provides that the underwriter must buy all of the shares if it buys any of them. The underwriter will sell the shares to the public when and if the underwriter buys the shares from us.
      The underwriter initially will offer the shares to the public at the price specified on the cover page of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by the underwriter; and

•	the underwriter’s right to reject orders in whole or in part.
      The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by us.

Per share	$2.22
Total	$2,220,000
      In addition to the underwriting discount, the underwriter will receive a commission equivalent from investors in the amount of $0.05 for each share sold to the investors in the offering.
      We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $230,000.
      Our common stock is listed on the New York Stock Exchange, under the symbol “GI”.
      In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	syndicated covering transactions.
      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.
      These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences the activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
      We, our directors and executive officers have entered into lock-up agreements with the underwriter. Under these agreements, subject to exceptions (including our issuance of common stock upon exercise of stock options), we may not issue any new shares of common stock, and those holders of stock and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC for a period of 90 days from the date of this prospectus supplement. This consent may be given at any time without public notice. Notwithstanding the foregoing, if (x) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs, or (y) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed in this clause shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided however, that this sentence shall not apply if any research published or distributed on us by the underwriter would be compliant under Rule 139 of the Securities Act and our securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act. The lock up agreements signed by our directors and officers are for a period of 90 days from the date of this prospectus supplement, provided that any common stock received by our directors and officers upon exercise of options is not subject to the lockup.
      We will indemnify the underwriter against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriter may be required to make in respect of those liabilities.
      The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may in the future receive, customary fees. The underwriter acted as our advisor in connection with the Yorktown acquisition. Bank of America, N.A., an affiliate of the underwriter, is the administrative agent and a lender under our senior secured revolving credit facility. In addition, the underwriter and its affiliates have owned, currently own or may own, equity or equity-like securities of us or our affiliates.
      The underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers shares of common stock or has in its possession or distributes this prospectus supplement.
      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the shares of common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of common stock to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by Giant of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that

Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
      No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the shares of common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares of common stock have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree N° 2004-1019 of September 28, 2004 and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus supplement, the accompanying prospectus, or any other materials related to the offering or information contained therein relating to the securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares of common stock acquired by any Permitted Investors may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.
      The underwriter acknowledges and agrees that:

(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and it has not offered or sold and will not offer or sell the shares of common stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares of common stock would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by Giant;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to Giant; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.
      This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
      The underwriter acknowledges and agrees that the offering of the shares of common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, acknowledges and agrees that the shares of common stock may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement or any other documents relating to the shares of common stock or this prospectus supplement be distributed in Italy other than to professional investors (investitori professionali), as defined in

Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended (“Regulation No. 11522”) or pursuant to another exemption from the requirements of Articles 94 and seq. of Legislative Decree No. 58 of February 24, 1998 (the “Italian Finance Law”) and CONSOB Regulation No. 11971 of May 14, 1999 (“Regulation No. 11971”).
      The underwriter acknowledges and agrees that any offer, sale or delivery of the shares of common stock or distribution of copies of the shares of common stock or any other document relating to the shares of common stock or this prospectus supplement in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be:

•	made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Legislative Decree No. 58 of February 24, 1998, as amended, CONSOB Regulation No. 11522 of July 1, 1998, and any other applicable laws and regulations;

•	in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed upon the offer of shares of common stock by CONSOB or the Bank of Italy. Any investor purchasing the shares of common stock in this offering is solely responsible for ensuring that any offer or resale of the shares of common stock it purchased in this offering occurs in compliance with applicable laws and regulations.
      This prospectus supplement and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.
      In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospectus Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, acknowledgements and agreements set out above with respect to the European Economic Area shall apply to Italy.
LEGAL MATTERS
      The validity of the issuance of our common stock to be sold in this offering and other legal matters related to this offering will be passed upon for us by Fennemore Craig, P.C., Phoenix, Arizona. Certain legal matters in connection with this offering will be passed upon for the underwriter by Shearman & Sterling LLP, New York, New York.
EXPERTS
      The consolidated financial statements, the related financial statement schedules, and management’s assessment of the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference to Giant’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include explanatory paragraphs relating to a change in accounting method for the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” in 2003, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance on the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus

$300,000,000

Debt Securities, Preferred Stock, Common Stock,

Debt and Equity Warrants, Stock Purchase Contracts,
Stock Purchase Units and Units

        We may offer from time to time up to $300,000,000 in aggregate initial offering price of:

•	Debt Securities;
•	Preferred Stock;
•	Common Stock;
•	Debt and Equity Warrants;
•	Stock Purchase Contracts;
•	Stock Purchase Units; and
•	Units.

      Our common stock is traded on the New York Stock Exchange under the symbol “GI.” We will list any shares of common stock sold under this prospectus and any prospectus supplement on the NYSE, subject to notice of issuance. We have not determined whether we will list any other securities we may offer, but if we decide to seek listing, the prospectus supplement will disclose this fact.

      When we offer securities, we will provide their specific terms in supplements to this prospectus. Our debt securities may be fully and unconditionally guaranteed on an unsecured basis by our subsidiaries as described in “Description of Debt Securities.” The securities offered by this prospectus may be offered directly, through agents or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities offered by this prospectus, their names and any applicable commissions or discounts will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2004

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable prospectus supplement as if we had authorized it. This prospectus or any applicable prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus or any applicable prospectus supplement constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and the applicable prospectus supplement is accurate as of any date other than their respective dates.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, or the “Commission,” utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

      In this prospectus, unless otherwise noted or the context otherwise requires:

•	the terms “Giant,” “we,” “our” and “us” refer to Giant Industries, Inc. and its direct and indirect subsidiaries; and

i

•	the phrase “Four Corners” or “Four Corners area” refers to the area of the southwestern United States where New Mexico, Arizona, Colorado and Utah join. The phrase “Four Corners refineries” refers to our Ciniza and Bloomfield refineries in New Mexico.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement and related exhibits with the Commission. The registration statement contains additional information about us, the debt securities, the preferred stock, the common stock, the guarantees, the warrants, the stock purchase contracts, the stock purchase units and the units. This prospectus does not contain all the information in the registration statement. Any statement contained in this prospectus or any prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete and in each instance reference is made to the copy of the document filed. We also file annual, quarterly and special reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You also may read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

      Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “GI.” You also may inspect and copy our reports, proxy statements and other information filed with the Commission at the New York Stock Exchange, 20 Broad Street, New York, New York.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission (i) after the date of the filing of this registration statement and prior to its effectiveness or (ii) after the date of this prospectus, in each case under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the “Exchange Act,” until our offering is completed or terminated:

•	Giant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004;

•	Giant’s Current Reports on Form 8-K filed on February 12, 2004, March 15, 2004 and April 8, 2004;

•	Giant’s Proxy Statement related to the annual meeting to be held on April 29, 2004; and

•	the description of Giant’s common stock contained in our Registration Statement on Form S-1 filed with the Commission on October 16, 1989.

      Any statement contained in this prospectus, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings at no cost by writing or telephoning us as follows:

Giant Industries, Inc.

Attention: Kim H. Bullerdick
23733 North Scottsdale Road
Scottsdale, Arizona 85255
(480) 585-8888

ii

      You may also obtain copies of these filings, at no cost, by accessing our website at http://www.giant.com; however, the information found on our website is not considered part of this prospectus.

      You should rely only on the information provided in this prospectus and any supplement or document incorporated by reference. We have not authorized anyone else to provide you with different information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the “Securities Act,” and Section 21E of the Exchange Act. These statements are included throughout this prospectus, including in the section entitled “Risk Factors.” These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “could,” “plan,” “intend,” “may,” “project,” “predict,” “will” and terms and phrases of similar import. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors” as well as to other factors in this prospectus. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

iii

GIANT INDUSTRIES, INC.

      We refine and sell petroleum products and operate service stations, including convenience stores. Our operations are divided into three strategic business units, the refining group, the retail group and Phoenix Fuel. The refining group operates two refineries in the Four Corners area of New Mexico and one refinery in Yorktown, Virginia. The refining group sells its products to approximately 700 wholesale distributors and retail chains. Our retail group operated 127 service stations at December 31, 2003. The retail group sells its petroleum products and merchandise to consumers located in New Mexico, Arizona and southern Colorado. Phoenix Fuel distributes commercial wholesale petroleum products primarily in Arizona.

      In order to maintain and improve our financial performance, we are focused on several critical and challenging objectives. We will be addressing these objectives in the short-term as well as over the next three to five years. In our view, the most important of these objectives are:

•	Increasing gross margins through management of inventories and taking advantage of sales and purchasing opportunities, while minimizing or reducing operating expenses and capital expenditures.

•	Increasing the available crude oil supply for our Four Corners refineries.

•	Cost effectively complying with current environmental regulations as they apply to our refineries, including future clean air standards, between now and the end of 2008.

•	Improving our overall financial health and flexibility by reducing our overall debt and cost of capital, including our interest and financing costs, and maximizing our return on capital employed.

•	Evaluating opportunities for growth by acquisition.

      Our principal executive offices are located at 23733 North Scottsdale Road, Scottsdale, Arizona 85255, and our telephone number is (480) 585-8888.

RISK FACTORS

      You should consider the following risks and all of the information set forth in this prospectus and any accompanying prospectus supplement before investing in our securities.

We have a substantial amount of debt that could adversely affect our operations.

      We have a substantial amount of debt. As of December 31, 2003, our total debt was approximately $367 million and stockholders’ equity was approximately $140 million. In addition, at December 31, 2003, we had approximately $37 million of letters of credit outstanding and $63 million of availability under our senior secured revolving credit facility, subject to borrowing base limitations. Our high degree of leverage may have important consequences to you. Among other things, it may:

•	limit our ability to use our cash flow, or obtain additional financing, for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	restrict our ability to pay dividends if we so desire;

•	require a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry conditions;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions and, to the extent of our outstanding debt under our floating rate debt facilities, the impact of increases in interest rates.

      We cannot assure you that we will continue to generate sufficient cash flow or that we will be able to borrow funds under our senior secured revolving credit facility in amounts sufficient to enable us to service our debt or meet our working capital and capital expenditure requirements. If we cannot do so, due to borrowing base restrictions or otherwise, we may be required to sell additional assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all. In addition, our ability to incur additional debt will be restricted under the covenants contained in our senior credit facilities and our senior subordinated note indentures.

The rights of the holders of our subordinated debt securities and subordinated guarantees to receive payments will be subordinated to the rights of the holders of our and the subsidiary guarantors’ senior debt.

      The debt securities may be junior to all senior debt and effectively subordinated to any secured debt that we and our subsidiary guarantors have or may have in the future. If we default in the payment of principal or interest with respect to any senior debt, the holders of our subordinated debt securities will not receive any amounts owing on those debt securities unless and until we have cured the default or our senior lenders have waived it. In addition, no payments in respect of our subordinated debt securities may be made during certain periods when an event of default under our senior debt permits the senior debt lenders to accelerate the maturity of the senior debt.

      In the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding our or our subsidiaries’ assets, whether voluntary or involuntary, the holders of our and our subsidiary guarantors’ senior debt will be entitled to receive payment before we can make any payment with respect to any senior subordinated or subordinated debt securities or the subsidiary guarantees. If any of the foregoing events occurs, we cannot assure you that we or our subsidiary guarantors will have sufficient assets to pay amounts due under all of our debt obligations. As a result, the holders of our subordinated debt securities may receive less, ratably, than the holders of senior debt and other creditors, or recover nothing, if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

Our debt instruments impose restrictions on us that may adversely affect our ability to operate our business.

      The indentures governing our existing debt securities contain covenants that, among other things, restrict our ability to:

•	create liens;

•	incur or guarantee debt;

•	pay dividends;

•	repurchase shares of our common stock;

•	sell certain assets or subsidiary stock;

•	engage in certain mergers;

•	engage in certain transactions with affiliates; or

•	alter our current line of business.

      In addition, our senior secured credit facilities contain other and more restrictive covenants. We also must comply with specified financial covenants in our senior secured credit facilities, including maintaining compliance with specified levels of total leverage and senior leverage, fixed charge coverages and consolidated tangible net worth. Some of these financial ratios become more restrictive over the life of the facilities. Our ability to comply with these covenants may be affected by many events beyond our control, and we cannot assure you that our future operating results will be sufficient to comply with the covenants. Our failure to comply with the financial covenants or the other restrictions contained in our senior credit facilities could result in a default, which could cause that debt (and by reason of cross-default provisions, debt under our indentures and other debt) to become immediately due and payable. If we cannot repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure that debt. If those lenders accelerate the payment of the senior secured credit facilities, we cannot assure you that our assets would be sufficient to pay that debt and other debt, including any debt securities issued under this prospectus.

The debt securities and guarantees may not be enforceable because of fraudulent conveyance laws.

      Our incurrence of debt, such as the debt securities that may be issued under this prospectus, may be subject to review under United States federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of any of our or the guarantors’ unpaid creditors. Under these laws, if a court were to find that, at the time Giant or a guarantor incurred debt, including debt represented by debt securities or a guarantee, Giant or a guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors or received less than reasonably equivalent value or fair consideration for incurring this debt, and either:

•	was insolvent or was rendered insolvent by reason of the acquisition and related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they matured,

then the court could void the debt security or the guarantee or subordinate the amounts owing under the debt security or the guarantee to our presently existing or future debt or take other actions detrimental to you.

      In addition, the subsidiary guarantors may be subject to the allegation that because they incurred their guarantees for Giant’s benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the proceeding. Generally, a company is considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

      If the debt securities or any guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of Giant or any guarantor whose obligation was not set aside or found to be unenforceable.

We have assumed liabilities in connection with our Yorktown refinery and we may face significant exposure to unknown liabilities.

      We have assumed certain liabilities and obligations in connection with our purchase of the Yorktown refinery in 2002. Among other things, and subject to certain exceptions, we assumed responsibility for all costs, expenses, liabilities and obligations under environmental, health and safety laws caused by, arising from, incurred in connection with or relating to the ownership of the Yorktown refinery or its operation. We agreed to indemnify the sellers for losses incurred in connection with or related to the liabilities and obligations we have assumed. We only have limited indemnification rights against the sellers.

      In particular, we assumed the sellers’ responsibilities relating to the Yorktown refinery under a consent decree among various parties covering various locations. The parties to the consent decree include the United States, BP Exploration and Oil Co., Amoco Oil Company, and Atlantic Richfield Company. We assumed responsibilities as of January 18, 2001, the date the consent decree was lodged with the court. The consent decree requires us to reduce NOx, SO2 and particulate matter emissions at the Yorktown refinery and to upgrade the refinery’s leak detection and repair program. We estimate that we will incur capital expenditures of between $20 million and $27 million to comply with the consent decree through 2006, although we believe we will incur most of these expenditures in 2005 and 2006. In addition, we estimate that we will incur operating expenses associated with the requirements of the consent decree of between $1.6 million and $2.6 million per year.

      We also assumed the sellers’ obligations under an administrative order issued by the federal Environmental Protection Agency or “EPA” in 1991 under the Resource Conservation and Recovery Act. The order requires an investigation of certain areas of the refinery and the development of measures to correct any releases of contaminants or hazardous substances found in these areas. A Resource Conservation and Recovery Act Facility Investigation and a Corrective Measures Study already has been prepared, commented on by the EPA and the Virginia Department of Environmental Quality, or “VDEQ”, and resubmitted for approval. The EPA issued a proposed cleanup plan for public comment in December 2003. The EPA will review all comments, will issue an approved study in coordination with VDEQ, and will make a final remedy decision. We estimate that expenses associated with the actions described in the proposed study will cost from $19 million to $21 million, and will be incurred over a period of approximately 30 years. We believe that about $5 million of this amount will be incurred over an initial 3-year period, and additional expenditures of about $5 million will be incurred over the following 3-year period. Additionally, the facility’s underground sewer system will be cleaned, inspected and repaired as needed as part of the study process. We anticipate that this work will cost from $3 million to $5 million over a period of three to five years, beginning around the time the construction of the corrective action management unit and related remediation work is completed in approximately 2007 or 2008.

If we cannot maintain an adequate supply of feedstocks at our Ciniza and Bloomfield refineries, our operating results may be adversely affected.

      The primary feedstock for our Four Corners refineries is Four Corners Sweet, a locally produced, high quality crude oil. We supplement the crude oil used at our refineries with other feedstocks. These other feedstocks currently include locally produced natural gas liquids and condensate as well as other feedstocks produced outside of the Four Corners area. The most significant of these other feedstocks are the natural gas liquids, consisting of natural gasoline, normal butane and isobutane.

      These refineries continue to be affected by reduced crude oil production in the Four Corners area. The Four Corners basin is a mature production area and as a result is subject to a natural decline in production over time. This natural decline is being offset to some extent by new drilling, field workovers, and secondary recovery projects, which have resulted in additional production from existing reserves.

      As a result of the declining production of crude oil in the Four Corners area in recent years, we have not been able to cost-effectively obtain sufficient amounts of crude oil to operate our Four Corners refineries at full capacity. Crude oil utilization rates for our Four Corners refineries declined from 87% in 1999 to 67% in 2003. Our current projections of Four Corners crude oil production indicate that our crude oil demand will exceed the crude oil supply that is available from local sources for the foreseeable future and that our crude oil capacity utilization rates at our Four Corners refineries will continue to decline.

      We continue to assess long-term options to address the continuing decline in Four Corners crude oil production. The options we are considering include:

•	evaluating potentially economic sources of crude oil produced outside the Four Corners area, including ways to reduce raw material transportation costs to our refineries;

•	evaluating ways to encourage further production in the Four Corners area;

•	changes in operation/configuration of equipment at one or both refineries to further the integration of the two refineries, and reduce fixed costs; and

•	with sufficient further decline in raw material supply, the temporary, partial or permanent discontinuance of operations at one or both refineries.

These alternatives all have differing and, in some cases, significant costs and none of these options may prove to be economically viable. We cannot assure you that the Four Corners crude oil supply for our Ciniza and Bloomfield refineries will continue to be available at all or on acceptable terms for the long term. Any significant interruption or decline in the supply of crude oil or other feedstocks for our Four Corners refineries, either by reduced production or interruption of transportation systems, would have an adverse effect on our Four Corners refinery operations and on our overall operations. In addition, our future results of operations are primarily dependent on producing or purchasing, and selling, sufficient quantities of refined products at margins sufficient to cover fixed and variable expenses. Because large portions of our refineries’ costs are fixed, a decline in refinery utilization due to a decrease in feedstock availability or any other reason could significantly affect our profitability.

      We have pipeline systems for gathering and delivering crude oil to our refineries and for natural gas liquids. If we cannot use either the crude oil pipeline system or the natural gas liquids pipeline, this could have a material adverse effect on our business, financial condition or results of operation. Certain rights-of-way for our crude oil pipeline system must be renewed periodically. A portion of the system, consisting of eight miles or approximately 3% of the entire system, must be renewed in 2006. We expect that substantial lead time will be required to negotiate and complete renewal of these rights-of-way. Additional rights-of-way for pipeline sections consisting of 174 miles or about 70% of the system must be renewed in 2009, and initial discussions for renewal are expected to begin in 2007. Our inability to successfully renew these rights of way would negatively impact our ability to use the crude oil pipeline system, which could have a material adverse effect on our business.

The volatility of crude oil prices and refined product prices may adversely affect our business, financial condition and operating results.

      Our cash flow from operations depends primarily on producing and selling quantities of refined products at refinery margins sufficient to cover fixed and variable expenses. In recent years, crude oil costs and prices of refined products have fluctuated substantially. These costs and prices depend on numerous factors beyond our control, including:

•	the supply of and demand for crude oil, gasoline and other refined products;

•	changes in the economy;

•	changes in the level of foreign and domestic production of crude oil and refined products;

•	worldwide political conditions;

•	the extent of government regulations; and

•	local factors, including market conditions, pipeline capacity, and the level of operations of other refineries in our markets.

      Our crude oil requirements are supplied from sources that include major oil companies, large independent producers, and smaller local producers. In February 2004, we entered into a long-term crude oil supply agreement with Statoil Marketing and Trading (USA), Inc., which we believe will provide a significant proportion of our Yorktown refinery’s crude oil needs over the next five years. We began taking supplies of acidic crude oil at our Yorktown refinery beginning in February 2004. In September 2004, we plan to shut down certain units at the refinery for 20 to 30 days for various upgrades related to the acidic crude oil we will be processing. Following these upgrades at the refinery, the deliveries of crude oil under the Statoil agreement will substantially increase. Except for this long-term supply agreement with Statoil, our crude oil supply contracts are generally relatively short-term contracts with market-responsive pricing provisions. An increase in crude oil prices would adversely affect our operating margins if we cannot pass along the increased cost of raw materials to our customers.

      Our sale prices for refined products are influenced by the commodity price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products. The timing of the relative movement of the prices, however, as well as the overall change in product prices, could reduce profit margins and could have a significant impact on our refining and marketing operations, earnings and cash flows. In addition, we maintain inventories of crude oil, intermediate products, and refined products, the values of which are subject to rapid fluctuation in market prices. Price level changes during the period between purchasing feedstocks and selling the manufactured refined products could have a significant effect on our operating results. Any long-term adverse relationships between costs and prices could impact our ability to generate sufficient operating cash flows to meet our working capital needs. Furthermore, because of the significantly greater volume of products produced and sold by our Yorktown refinery, as compared to our other operations, we have a much larger exposure to volatile refining margins than we had in the past.

The Statoil agreement may not result in the increase in earnings we anticipate.

      We recently entered into a long-term crude oil supply agreement with Statoil Marketing and Trading (USA), Inc., pursuant to which Statoil agreed to supply our Yorktown refinery with acidic crude oil. We believe this arrangement will satisfy a significant portion of our Yorktown refinery’s crude oil needs and will result in economic benefits potentially in excess of $20 million per year above those we could have expected to see from our prior operations in a similar market environment.

      Although we began taking deliveries from Statoil in February 2004, we do not anticipate completing the upgrades necessary to significantly increase the volume delivered until the third quarter of 2004. Accordingly, we will not realize the full expected economic benefits until at least the fourth quarter of 2004. Further, we cannot assure you that we will be able to complete the upgrades or achieve the economic benefits by such times.

      Our estimate of the economic benefits is based on certain assumptions regarding discounts to be achieved under the Statoil agreement, crude oil market spreads, and our ability to improve the output of high-value products and to achieve and maintain certain capacity utilization levels. Although we believe these assumptions are reasonable, any of these assumptions could prove to be inaccurate and our estimates of the economic benefits could be incorrect. Actual economic benefits realized, and the schedule on which they are realized, could vary materially from our estimates depending on several important factors, including pricing volatility in the crude oil markets and the timing and success of the refinery upgrades. Some of these factors are beyond our control, including pricing volatility in the crude oil markets.

      We believe the Statoil agreement will continue for approximately five years. Either we or Statoil may terminate the agreement earlier, however, in certain circumstances, including:

•	An event of force majeure, such as an act of God, a war or terrorism, occurs and continues for more than 60 days, or

•	An event of default occurs and is not cured within the applicable cure period, if any. Events of default include, among others:

•	Failure of a party to make payments when due;

•	Failure of a party to perform its obligations;

•	Bankruptcy or change of control of a party; and

•	An event of default by us under our senior secured revolving credit agreement or our failure to make any payment in respect of indebtedness of more than $5 million when due.

      As a result, we face the risks that our Statoil agreement will not supply a significant portion of the crude oil needs of our Yorktown refinery for the period anticipated, will not reduce our crude oil costs, will not improve our high-value product output, will not contribute as much to earnings as we anticipate or on the schedule we anticipate, will not improve our competitiveness, or will not reduce the impact of the crude oil markets’ pricing volatility. If any of these risks occur or we do not receive the anticipated amount or anticipated type of crude oil from Statoil, we may not achieve the benefits we expect and our margins and our other results of operations could be materially adversely affected.

Our industry is highly competitive, and we may not be able to compete effectively against larger competitors with greater resources.

      We operate in a highly competitive industry. Many of our competitors are large, integrated oil companies that, because of their more diverse operations, larger refineries, stronger capitalization and better brand name recognition, are better able to withstand volatile industry conditions than we are, including shortages or excesses of crude oil or refined products or intense price competition. The refineries operated by our competitors are typically larger and more efficient than our refineries. As a result, these refineries may have lower per barrel processing costs. Mergers between large integrated oil companies, and upgrades to competitors’ refineries have, and in the future may, result in increased competition for our refineries.

The completion of certain pipeline projects could result in increased competition by increasing the amount of refined products available in the Albuquerque, El Paso, Tucson, and Phoenix market areas and other market areas.

      We are aware of a number of actions, proposals or industry discussions regarding product pipeline projects that could impact portions of our marketing areas. We have been informed that the potential conversion and extension of the existing Texas-New Mexico crude oil pipeline to transport refined products from West Texas to New Mexico, including Albuquerque and potentially Bloomfield, has been terminated. We have also been informed, however, that the Longhorn Pipeline project that runs from Houston, Texas to

El Paso, Texas and connects the Chevron pipeline to the Albuquerque area and to the Kinder-Morgan pipeline to the Phoenix and Tucson, Arizona markets has a planned starting date of June 2004. In addition, there are proposals that may eventually increase the volume of product that can be transported by pipeline from El Paso to the Phoenix and Tucson markets. The completion of some or all of these projects, including the Longhorn Pipeline, would result in increased competition by increasing the amount of refined products potentially available in these markets, as well as improving competitor access to these areas.

Any significant interruptions in the operations of any of our refineries could materially and adversely affect our business, financial condition and operating results.

      Our refining activities are conducted at our two refinery locations in New Mexico and the Yorktown refinery in Virginia. The refineries constitute a significant portion of our operating assets, and our two New Mexico refineries supply a significant portion of our retail operations. As a result, our operations would be subject to significant interruption if any of the refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. If any of the refineries were to experience an interruption in supply or operations, our business, financial condition and operating results could be materially and adversely affected.

      During the first four months (May-August, 2002) that we owned the Yorktown refinery, it experienced three significant, unscheduled unit shutdowns, which negatively impacted the amount of high value products we were able to produce and the volume of crude oil we were able to process at the refinery. In addition, on April 28, 2003, a breaker failure disrupted operations at the electric generation plant that supplies our Yorktown refinery with power. As a result of the failure, the refinery suffered a complete loss of power and shut down all processing units. We incurred costs of approximately $1.25 million as a result of the loss of power, and reduced production also resulted in the loss of earnings.

      On April 8, 2004, a fire occurred at our Ciniza refinery in the alkylation unit that produces high octane blending stock for gasoline. Based on a preliminary internal investigation, we currently estimate that the cost to repair the damage caused by the fire will be in the range of $2.5 - 4.0 million and that repairs should be completed by mid-June. To the extent additional damage is discovered during the completion of our investigation, including portions of the unit currently unavailable, or during completion of repairs, the cost to repair could increase or repairs could take longer to complete.

Our operations are subject to various hazards that are not fully insured.

      Our operations are subject to normal hazards of operations, including fire, explosion and weather-related perils. We maintain various insurance coverages, including business interruption insurance, subject to certain deductibles and consistent with standard practices for comparable companies. We are not fully insured against certain risks because such risks are not fully insurable, coverage is unavailable or premium costs, in our judgment, do not justify the expenditures. Any such event that causes a loss for which we are not fully insured could have a material and adverse effect on our business, financial condition and operating results.

Compliance with various regulatory and environmental laws and regulations will increase the cost of operating our business.

      Our operations are subject to a variety of federal, state and local environmental, health and safety laws and regulations governing the discharge of pollutants into the soil, air and water, product specifications, the generation, treatment, storage, transportation and disposal of solid and hazardous waste and materials and employee health and safety. Violations of such laws and regulations can lead to substantial fines and penalties. Also, these laws and regulations have become, and are becoming, increasingly stringent. Moreover, we cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed, or how existing or future laws or regulations will be administered or interpreted, with respect to products or activities to which they have not been previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could require us to make substantial expenditures for, among other things, the installation and operation of refinery equipment, pollution control systems and other equipment we do not currently possess, or the acquisition or modification of permits applicable to our activities.

      The EPA has issued a rule pursuant to the Clean Air Act that requires refiners to reduce the sulfur content of gasoline and diesel fuel. Refiners must begin producing gasoline that satisfies low sulfur gasoline standards in 2004, with most refiners required to be in full compliance for all production in 2006. Most refiners also must begin producing highway diesel fuel that satisfies low sulfur diesel standards by June 2006. All refiners and importers must be in full compliance with the new standards by 2010, without exception.

      We applied for temporary relief from the low sulfur gasoline standards at the Yorktown refinery. In March 2003, the EPA approved our application and issued a compliance plan. This compliance plan allowed us to postpone in excess of $25 million of capital expenditures for up to three years from the date we would otherwise have begun these expenditures. We must be in full compliance with the gasoline and diesel sulfur standards by January 1, 2008. The compliance plan requires us to provide the EPA with an annual report on our adherence to the compliance plan and on our progress in meeting the low sulfur standards. If we fail to comply with the conditions set by the EPA, the compliance plan could be modified or revoked. Further, the EPA reserved the right to modify or revoke the compliance plan for other reasons. The EPA must, however, provide us with reasonable notice of any anticipated changes in the plan and reasonable lead time to implement any modifications due to changes in the compliance plan. Modifications to or revocation of the compliance plan could increase the quantity of high-sulfur products, including product components, that do not meet the new standards. This would likely reduce our refining earnings.

      We anticipate that the cost of purchasing and installing the equipment necessary to produce low sulfur gasoline and diesel fuel at the Yorktown refinery will be between $60 million and $70 million depending on the methods selected to reduce the sulfur content and the volume of low sulfur fuel to be produced at the facility. We also anticipate that the majority of these expenditures will occur primarily from 2005 through 2007.

      With respect to the Ciniza and Bloomfield refineries, we believe that we qualify under existing regulations for an extension of the low sulfur gasoline standards until 2007, the date when the annual average sulfur content of our Four Corners gasoline must begin to be reduced. Full compliance is, however, required by 2008. We anticipate that we will spend between $15 million and $20 million to make the necessary changes, primarily in 2005 and 2006, to comply with the low sulfur gasoline and low sulfur diesel rules.

      There are a number of factors that could affect our cost of compliance with the low sulfur standards. For example, because these regulations affect the entire industry, engineering and construction companies will be busy and may charge a premium for their services. Also, the relatively short time left to comply might result in increased costs to expedite ordering for otherwise long delivery items or added overtime by contractors to meet the implementation schedule.

      Although we still believe it will be possible to complete the required projects in a timely manner, we cannot assure you of this. Any failure to complete these projects by the applicable deadlines could result in a reduction of the quantity of gasoline and diesel fuel available for sale, and an increase of the quantity of components not subject to the requirements, such as heating oil, available for sale, which would likely reduce refining earnings.

      Also, applicable laws and regulations govern the investigation and remediation of contamination at our current and former properties, as well as at third-party sites to which we sent wastes for disposal. We may be held liable for contamination existing at current or former properties, notwithstanding that a prior operator of the site, or other third party, caused the contamination. We may be held responsible for costs associated with cleaning up contamination at third-party disposal sites, notwithstanding that the original disposal activities accorded with all then applicable regulatory requirements. We are currently engaged in several such remediation projects.

      Moreover, we face significant exposure from actual or potential claims and lawsuits, brought by either governmental authorities or private parties, alleging non-compliance with environmental, health and safety laws and regulations, or property damage or personal injury caused by the environmental, health or safety impacts of our operations or of historic contamination. Governmental authorities may also impose penalties and fines for alleged violations of environmental laws and regulations.

      Future expenditures related to compliance with environmental, health and safety laws and regulations, the investigation and remediation of contamination, and the defense or settlement of governmental enforcement actions or private-party claims cannot be reasonably quantified in many circumstances for various reasons, including the speculative nature of remediation and clean-up cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially responsible parties involved, various defenses which may be available to us, and changing environmental laws, regulations and their respective interpretations. We cannot assure you that compliance with such laws or regulations, such investigations or cleanups, or such enforcement proceedings or private-party claims will not have a material adverse effect on our business, financial condition or results of operation.

Our operations are inherently subject to discharges or other releases of petroleum or hazardous substances for which we may face significant liabilities.

      Our operations, as with others in the businesses in which we operate, are inherently subject to spills, discharges or other releases of petroleum or hazardous substances that may give rise to liability to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. Spills, discharges or other releases of contaminants have occurred from time to time during the normal course of our operations, including releases associated with our refineries, pipeline and trucking operations, as well as releases at gasoline service stations and other petroleum product distribution facilities we have operated and are operating. We cannot assure you that additional spills, discharges and other releases will not occur in the future, that future action will not be taken in connection with past incidents (including at the Yorktown refinery), that governmental agencies will not assess penalties against us in connection with any past or future discharges or incidents, or that third parties will not assert claims against us for damages allegedly arising out of any such past or future discharges or incidents.

      Recently, lawsuits have been filed in over 20 states alleging that MTBE, a blendstock used by many refiners in producing specially formulated gasoline, has contaminated water wells. MTBE contamination primarily results from leaking underground or aboveground storage tanks. We have been named as a defendant in three MTBE lawsuits filed in the fourth quarter of 2003 in Virginia state courts in Patrick, Buchanan, and Greensville Counties. The plaintiffs are two county boards of education and a county water authority. The suits allege MTBE contamination of water wells owned and operated by the plaintiffs. The plaintiffs assert that numerous refiners, distributors, or sellers of MTBE and/or gasoline containing MTBE are responsible for the contamination. The plaintiffs also claim that the defendants are jointly and severally liable for compensatory and punitive damages, costs, and interest. Joint and several liability means that each defendant may be liable for all of the damages even though that party was responsible for only a small part of the damages. The defendants have moved to remove the suits to Virginia federal court. We have given our consent to removal of the Patrick and Buchanan suits to federal court. We are evaluating whether to consent to removal of the Greensville suit to federal court. We cannot yet predict whether these lawsuits will materially impact us.

Reportable conditions in our internal control could have an adverse effect on us.

      We have been made aware of certain matters involving our internal control and its operation that are deemed to be reportable conditions. Reportable conditions involve matters relating to significant deficiencies in the design or operation of a company’s internal control that could adversely affect its ability to record, process, summarize and report financial data. Reportable conditions, however, do not rise to the level of material weaknesses in a company’s internal control.

      One such matter relates to our corporate accounting review process. Certain analyses are prepared outside of our corporate accounting department, and are provided to our corporate accounting department as the basis for significant accounting adjustments or account balances. Certain audit adjustments were necessary during our 2003 audit to correctly state accounts related to vacation pay and loan fee amortization. Other analyses required extensive review of amounts recorded. The second such matter relates to our information systems. We have been advised to improve our general computer controls related to program changes and access security. In addition, we have been advised to prepare and implement a plan to replace our VAX processing platform, which processes invoicing, crude lease accounting, drivers’ payroll and tank inventory because it is no longer supported by the vendor and poses processing continuity risks.

      We believe that we have mitigating controls and procedures in place with respect to the information systems matters, and we have implemented password policies and have plans for the remediation of VAX issues on a short-term basis. In addition, we expect to implement a new processing platform. We have implemented and continue to implement corrective actions and organizational changes to correct this condition. We do not yet know whether the mitigating controls and procedures and the corrective actions and organizational changes will be adequate. Further, other instances of breakdowns in our internal control could occur in the future, and any such breakdowns could have a material adverse effect on us and the market price of our securities.

USE OF PROCEEDS

      Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that we will use any net proceeds for general corporate purposes, including repaying or refinancing debt, to fund strategic acquisitions, and for working capital and capital expenditures. We may temporarily invest any proceeds in short-term securities. No strategic acquisitions are currently pending.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for the periods indicated are as follows:

	For the Year Ended December 31,

	2003	2002	2001	2000	1999

Consolidated ratio of earnings to fixed charges(1)	1.44	*	1.81	1.41	1.59

(1)	The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose “earnings” consist of earnings from continuing operations before income taxes plus the amount of fixed charges. “Fixed charges” include interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

*	Earnings were insufficient to cover fixed charges by $18,576,000 in 2002.

      From 1999 through 2003, no shares of preferred stock were issued or outstanding and we did not pay any preferred stock dividends.

DESCRIPTION OF DEBT SECURITIES

      This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We also will indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under an indenture between us, any guarantors and The Bank of New York, as trustee.

      We may issue debt securities that rank “senior”, “senior subordinated” or “subordinated.” Debt securities that we refer to as “senior securities” will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness that is not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of all senior indebtedness, and may rank equally and ratably with our other senior subordinated indebtedness. We refer to these as “senior subordinated securities.” We also may issue debt securities that are subordinated in right of payment to the senior subordinated securities. These would be “subordinated securities.”

      Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939. The statements made in this prospectus relating to any indenture and the debt securities to be issued under the indenture or supplemental indentures are summaries of some of the anticipated provisions and are not complete.

General

      The indenture will not limit the aggregate amount of debt securities that may be issued. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, where applicable, the terms of the debt securities, including:

•	the title and series designation of the debt securities;

•	whether the debt securities are senior, senior subordinated or subordinated debt securities;

•	the aggregate principal amount of the debt securities;

•	the price at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the initial conversion price, the conversion period and any other terms governing conversion;

•	the stated maturity date;

•	the rate or rates per annum at which the debt securities will bear interest and the method of calculating interest rates, if any;

•	the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest will accrue and any interest payment dates and record dates;

•	any mandatory or optional redemption terms or prepayment, sinking fund or exchangeability provisions;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	the dates on which premium, if any, will be payable;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	our right, if any, to defer payment of interest and the maximum length of any deferral period;

•	provisions relating to any security provided for the debt securities;

•	the events of default and covenants of the debt securities, to the extent different from or in addition to those described in this prospectus;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions relating to any guarantee of the debt securities; and

•	any other terms of the debt securities.

      We will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of debt securities and issue additional debt securities of that series in an aggregate principal amount determined by us, unless the reopening was restricted when the series was created. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class unless otherwise described in the applicable prospectus supplement.

Form, Exchange and Transfer

      Unless otherwise indicated in the applicable prospectus supplement, debt securities of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and integral multiples of $1,000. The indenture will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to the series.

      The following provisions will apply to depositary arrangements. A global security to be deposited with or on behalf of a depositary will be registered in its name or the name of its nominee. The depositary will, upon deposit of the global security, credit the accounts of the institutions that have accounts with the depositary that have been designated by any applicable underwriters, agents or us.

      Beneficial interests in global securities will be limited to institutions that are depositary participants or persons that hold interests through them. Ownership and transfer of beneficial interests will be recorded in the books maintained by the depositary or its nominee. The laws of some jurisdictions require physical delivery of securities that might impair transfers of beneficial interests in a global security.

      The depositary or its nominee registered as the owner of the global security will be treated by us as the sole owner for all purposes under the indenture and the particular series of debt securities. Unless the prospectus supplement provides otherwise, each owner of a beneficial interest must rely on the procedures of the depositary and participants in the depositary, if applicable, to exercise its rights as a holder of an interest in a global security. We, the trustee, any paying agent and the registrar of debt securities will have no responsibility or liability for any aspect of the records relating to, or to record payments made on account of, beneficial ownership interests.

      If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, individual debt securities of that series will be issued in exchange for the global security. In addition, we may, at any time and in our sole discretion, determine not to have any debt securities of a series represented by one or more global securities. In that event, individual debt securities of that series will be issued in exchange for the global security representing that series of debt securities. Unless we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may be receive individual debt securities of that series in exchange for its beneficial interests. Finally, any debt securities represented by a global security are exchangeable for certificated debt securities in definitive form if a default entitling the holders of the debt securities to accelerate the maturity thereof has occurred and is continuing.

      To the extent material and not otherwise described in this prospectus, the prospectus supplement will describe the method of payment of principal of, and interest and premium, if any, on, a global security. Payments of principal of, premium, if any, and interest on, debt securities will be made to the registered depositary or its nominee.

      At the option of the holder, subject to the terms of the indenture and any limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, or like tenor and aggregate principal amount, in any authorized denomination.

      Subject to the terms of the indenture, and any limitations applicable to global securities described in the applicable prospectus supplement, debt securities duly endorsed or with the form of transfer endorsed thereon and duly executed if so required by us or the registrar, may be presented for exchange or for registration of transfer at the office of the registrar or at the office of any paying agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have initially designated the trustee as registrar, and any additional registrars will be named in the applicable prospectus supplement. We may at any time designate additional registrars, rescind the designation of any office or approve a change in the office through which any registrar acts, except that we will be required to maintain a registrar in each place where the debt securities of each series may be presented for registration of transfer.

      If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of the debt securities that may be selected for redemption and ending at the close of business on the day of that mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part; or

•	if a redemption or a purchase is to occur after a regular record date but on or before the corresponding interest payment date, register the transfer of or exchange any debt securities of that series on or after the regular record date and before the date of redemption or purchase.

Subordination of Debt Securities

      We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	the provisions requiring holders of the debt securities being offered to remit some payments to the holders of senior indebtedness.

Subsidiary Guarantees

      Our obligations to pay the principal of, premium, if any, and interest on any debt securities may be unconditionally guaranteed on a joint and several basis by any of the subsidiary guarantors as described in the applicable prospectus supplement.

      The obligations of each subsidiary guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of such other subsidiary guarantor under its guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such subsidiary guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each subsidiary guarantor that makes a payment or distribution under a guarantee shall be entitled to a contribution from each other subsidiary guarantor.

Covenants

      The indenture may contain covenants that restrict, among other things, our and our subsidiaries’ ability to:

•	pay dividends and make other distributions with respect to capital stock, purchase, redeem or retire capital stock, make certain payments and make investments;

•	incur additional debt and issue preferred stock;

•	sell assets;

•	enter into transactions with affiliates;

•	incur liens;

•	engage in certain business activities; and

•	engage in mergers or consolidations.

      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Events of Default

      Except as otherwise set forth in the prospectus supplement relating to any debt securities, the term “Event of Default” in the indenture means any of the following:

•	a default in the payment of principal or premium, if any, on the debt security when due and payable (whether or not prohibited by the subordination provisions of the indenture);

•	a default for 30 days in payment of any interest on the debt security (whether or not prohibited by the subordination provisions of the indenture);

•	a default for 30 days in the payment of any sinking fund installment when and as due by the terms of the debt security;

•	a default in performance or breach of any other covenant or agreement in the debt security, the guarantees or the indenture that has not been remedied within 60 days after written notice by the trustee or by the holders of at least 25% in aggregate principal amount of the debt securities then outstanding;

•	the acceleration of the maturity, or failure to make any payment when due at the final maturity, of any of our other indebtedness having an outstanding principal amount of $15 million or more individually or in the aggregate;

•	judgments or orders for us to pay money in an aggregate amount in excess of $15 million (net of applicable insurance coverage which is acknowledged in writing by the insurer) and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days;

•	other than a release of a guarantee pursuant to the terms of the indenture, any ineffectiveness of a guarantee or any denial or disaffirmation of a guarantee by any subsidiary guarantor; or

•	certain events involving our or our subsidiaries’ bankruptcy, insolvency or reorganization.

      Except as otherwise set forth in the prospectus supplement relating to any debt securities, the indenture will provide that the trustee may withhold notice to the holders of the outstanding debt securities of any default (except in payment of principal of, or premium, if any, or interest on the outstanding debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

      Except as otherwise set forth in the prospectus supplement relating to any debt securities, the indenture will provide that if an Event of Default (other than with respect to certain events involving our bankruptcy, insolvency or reorganization) occurs and is continuing with respect to debt securities of any series, the trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding may declare the principal of, premium, if any, and accrued interest on debt securities to be immediately due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of our bankruptcy, insolvency or reorganization occurs and is continuing, the principal of, premium, if any, and accrued interest on all debt securities of each series then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of any series may rescind and annul any such acceleration with respect to the outstanding debt securities of such series and its consequences.

      The holders of a majority in aggregate principal amount of debt securities of a particular series then outstanding and in default will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture or exercising any trust or power conferred on such trustee, subject to certain limitations specified in the indenture. The indenture will require us to file annually with the trustee a written statement as to compliance with the covenants contained in the indenture.

      Except as otherwise set forth in the prospectus supplement relating to any debt securities, the indenture will provide that no holder of an outstanding debt security may pursue any remedy under the indenture unless:

•	the holder gives the trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of such series make a written request to the trustee to pursue such remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnity and security reasonably satisfactory to it; and

•	the trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity and, within that 60-day period, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of such series do not give the trustee a direction that is inconsistent with the request.

However, these provisions do not apply to the right of any holder of debt securities to receive payment of principal of, premium, if any, or interest on that debt security or to bring suit for the enforcement of any payment on or after the due date, which right shall not be impaired or affected without the consent of the holder.

Modification and Waiver

      We may modify and amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities. However, we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that modification or amendment would:

•	reduce the percentage of principal amount of outstanding debt securities whose holders may consent to an amendment, supplement or waiver;

•	reduce the rate or change the time or times for payment of interest, including default interest, on any outstanding debt security;

•	reduce the principal amount of any debt security or change the maturity date of the debt securities;

•	reduce the redemption price, including premium, if any, payable upon redemption of any debt security or change the time or times at which any debt security may or shall be redeemed;

•	reduce the repurchase price, including premium, if any, payable upon the repurchase of any debt security;

•	make any debt security payable in money other than that stated in the outstanding debt security;

•	impair the right to institute suit for the enforcement of principal of, premium, if any, or interest on, any debt security; or

•	make any change in the percentage of principal amount of debt securities necessary to amend or waive compliance with certain provisions of the indenture.

      Except as may otherwise be provided in the applicable supplemental prospectus, in addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination of any debt securities of a series that adversely affects the rights of the holders of the outstanding debt securities of such series will require the consent of the holders of at least 75% in aggregate principal amount of outstanding debt securities of such series then outstanding.

      The indenture will provide that we and the trustee may make modifications, amendments and supplements of the indenture without notice to or consent of any holders of outstanding debt securities in certain limited circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture and in the debt securities upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of Giant or any subsidiary guarantor;

•	to provide for uncertificated outstanding debt securities in addition to or in place of certificated outstanding debt securities;

•	to reflect the release of any subsidiary guarantor from its guarantee, or the addition of any of our subsidiaries as a subsidiary guarantor, in the manner provided by the indenture;

•	to comply with any requirement of the Commission to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	evidence and provide for the acceptance of appointment with respect to any debt securities by a successor trustee; or

•	to make any change that would provide any additional benefit or right to the holders or that does not adversely affect the rights of any holder of outstanding debt securities in any material respect.

      The indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities then outstanding may waive any past default under the indenture, except a default in the payment of principal, premium, if any, or interest.

Defeasance and Covenant Defeasance

      Unless the prospectus supplement describes otherwise, we will have two options to discharge our obligations under a series of debt securities before its maturity date. These options are known as “legal defeasance” and “covenant defeasance.” Legal defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series, except for some obligations, such as registering transfers of the debt securities. Covenant defeasance means that as to the applicable series of debt securities, we will not have to comply with certain covenants as described in the indenture.

      To elect either legal defeasance or covenant defeasance for any series of debt securities, we must deposit with the trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal of, and interest and any premium or sinking fund payments on, the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the legal defeasance or covenant defeasance, holders will not be required to recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred. For legal defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date of the indenture. We also must meet other conditions, such as there being no events of default. The amount deposited with the trustee can be decreased at a later date if, in the opinion of a nationally recognized firm of independent public accountants, the deposits are greater than the amount then needed to pay principal of, and interest and any premium or sinking and payments on, the debt securities when those amounts are scheduled to be paid.

      Our obligations relating to the debt securities will be reinstated if the trustee is unable to pay the debt securities with the deposits held in trust due to an order of any court or governmental authority. It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an event of default not relating to the covenants that were defeased. If that happens, we must pay the debt securities in full at that time using the deposits held in trust or other money.

      Upon the termination of our obligations under the outstanding debt securities and the indenture, the obligations of any subsidiary guarantors under the guarantees also will terminate.

Governing Law

      The indenture and the applicable debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

      The description below summarizes the more important terms of our capital stock. We have previously filed with the Commission copies of our amended and restated certificate of incorporation and bylaws. See “Incorporation of Certain Documents by Reference.” You should refer to those documents for the complete terms of our capital stock. This summary is subject to, and qualified by, references to the description of the particular terms of your securities described in the applicable prospectus supplement.

Preferred Stock

      We are authorized to issue up to 10,000,000 shares of preferred stock, $.01 par value per share, of which no shares were outstanding as of March 5, 2004.

      General. Our board of directors has the authority to issue preferred stock in one or more classes or series and to determine the designations, preferences, limitations and relative rights thereof, without any further action by the stockholders. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividends, whether dividends will be cumulative, and the dates on which dividends are payable;

•	the prices at which, and the terms and conditions on which, we may redeem the shares, if the shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, you may convert the shares of the series into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

      The issuance of preferred stock, or the issuance of rights to purchase preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future.

      The prospectus supplement will describe the specific terms as to any preferred stock being offered, including:

•	the title of the preferred stock offered;

•	the number of shares of the preferred stock offered;

•	the voting rights of the holders of the preferred stock offered;

•	the offering price of the preferred stock;

•	the dividend rate, when dividends will be paid, or the method of determining the dividend rate if it is based on a formula or not otherwise fixed;

•	the date from which dividends on the preferred stock shall accumulate;

•	the provisions for the auctioning or remarketing, if any, of the preferred stock;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred stock on a securities exchange;

•	whether the preferred stock is convertible or exchangeable and, if so, the security into which it is convertible or exchangeable and the terms and conditions of conversion or exchange, including the conversion or exchange price or the manner of determining it, the conversion or exchange period and any other related provisions;

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred stock as to dividend and liquidation rights;

•	any limitations on issuance of any preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

      The transfer agent for each series of preferred stock will be described in the applicable prospectus supplement.

Common Stock

      We are authorized to issue up to 50,000,000 shares of common stock, $.01 par value per share. On March 5, 2004, we had 12,621,081 shares of common stock issued, including 3,751,980 shares held as treasury stock and 8,869,101 shares outstanding.

      Voting Rights. The holders of our common stock are entitled to one vote per share on each matter to be decided by the stockholders, subject to the rights of holders of any preferred stock that may be outstanding from time to time. There are no cumulative voting rights in the election of directors. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

      Dividend Rights and Limitations. Holders of common stock are entitled to receive dividends as may be declared by the board of directors in its discretion out of funds legally available for this purpose. We do not intend to declare cash dividends in the foreseeable future. We expect to retain earnings to finance the continuing development of our business. Future dividends, if any, will depend upon our financial condition, results of operations, capital requirements, compliance with debt covenants of existing indebtedness, as well as other factors considered relevant by our board of directors.

      Liquidation Rights. Upon liquidation, dissolution or winding up of our affairs, after payment of necessary expenses and all prior claims, including claims of holders of preferred stock, if any, holders of common stock are entitled to share ratably in our remaining assets available for distribution, if any.

      Miscellaneous. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The shares of common stock are not subject to any preemptive, subscription, redemption or conversion rights.

      Transfer Agent. The transfer agent and registrar of our common stock is ComputerShare Trust Company, Inc.

DESCRIPTION OF DEBT AND EQUITY WARRANTS

      We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock or common stock. We will enter into a warrant agreement with a warrant agent pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrants and the warrant agreement with the Commission at or before the time we offer the applicable series of warrants.

      In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered. These include the following, if applicable:

•	the title of the warrants offered;

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will deem the warrants to be automatically exercised;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the federal income tax consequences of the warrants;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	any other terms of the warrants.

      Each warrant will entitle the holder to purchase the debt securities or preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of certain events as set forth in the applicable prospectus supplement. The warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise set forth in the prospectus supplement, before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

      Except as otherwise set forth in the prospectus supplement, the warrant agreements may be amended or supplemented without the consent of the holders of the warrants to effect changes that are consistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, except as otherwise set forth in the prospectus supplement, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities of third parties, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or stock purchase units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. The applicable prospectus supplement also will discuss material United States federal income tax considerations applicable to the stock purchase contracts or stock purchase units.

DESCRIPTION OF UNITS

      We also may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

      The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

      The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to the units.

PLAN OF DISTRIBUTION

      We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement.

      We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if any are purchased.

      We also may, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

      We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

      We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use the securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

LEGAL MATTERS

      The validity of the issuance of the securities and other legal matters will be passed upon for us by Fennemore Craig, P.C., Phoenix, Arizona.

EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Giant’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, (which express unqualified opinions and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” in 2003, and the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002), and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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1,000,000 Shares
Giant Industries, Inc.
Common Stock

Prospectus Supplement
September 13, 2005

Banc of America Securities LLC